File No. 70-8557



               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

               AMENDMENT NO. 4 (POST-EFFECTIVE) TO

                FORM U-1 APPLICATION-DECLARATION

                            UNDER THE

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


               -----------------------------------

CENTRAL AND SOUTH WEST CORPORATION     SOUTHWESTERN ELECTRIC POWER COMPANY
1616 Woodall Rodgers Freeway                 428 Travis Street
Dallas, Texas 75202                     Shreveport, Louisiana 71156-0001


CENTRAL POWER AND LIGHT COMPANY              WEST TEXAS UTILITIES COMPANY
539 North Carancahua Street                       301 Cypress Street
Corpus Christi, Texas 78401-2802             Abilene, Texas 79601-5820


PUBLIC SERVICE COMPANY OF OKLAHOMA     CENTRAL AND SOUTH WEST SERVICES, INC.
212 East Sixth Street                      1616 Woodall Rodgers Freeway
Tulsa, Oklahoma 74119-1212                     Dallas, Texas 75202


             (Names of companies filing this statement and addresses
                         of principal executive offices)

                       ----------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)
                        ---------------------------------

                           Wendy G. Hargus, Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

            (Names and addresses of agents for service)

     Central and South West Corporation ("CSW"), a Delaware Corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its subsidiary companies Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO"), West Texas Utilities Company ("WTU") and Central and South West Services, Inc. ("CSWS"), each referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries", hereby file this Post-Effective Amendment No. 4 to the Form U-1 Application-Declaration in File No. 70-8557 to amend Item 1 as follows. In all other respects, the Application- Declaration as previously filed and as heretofore amended will remain the same. Item 1. Description of Proposed Transaction.
         The text of Item 1 under the heading "Removal of TOK from CSW Money Pool" is hereby amended and restated as follows:
Removal of TOK from CSW Money Pool
         On June 6, 1996, TOK was sold by CSW to Tejas Gas Corporation. Consequently, Item 1 is hereby further amended to delete all references therein to TOK. The remaining parties to the Money Pool shall continue to maintain their aggregate borrowing limits at the following levels:

                    CSW          $1,200,000,000
                    CPL          $  300,000,000
                    PSO          $  125,000,000
                    SWEPCO       $  150,000,000
                    WTU          $   65,000,000
                    CSWS         $  110,000,000

The aggregate principal amount of outstanding borrowings for CSW and its Subsidiaries together will not exceed $1.2 billion.

                        S I G N A T U R E
                        - - - - - - - - -


                    Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this document to be signed on their behalf by the undersigned thereunto duly authorized.
                    Dated:  October 25, 1996



CENTRAL AND SOUTH WEST CORPORATION      CENTRAL POWER AND LIGHT
                                        COMPANY


By/s/WENDY G. HARGUS                    By/s/WENDY G. HARGUS
     Wendy G. Hargus                         Wendy G. Hargus
       Treasurer                               Treasurer


PUBLIC SERVICE COMPANY OF OKLAHOMA      SOUTHWESTERN ELECTRIC POWER
                                        COMPANY


By/s/SHIRLEY S. BRIONES                 By/s/SHIRLEY S. BRIONES
     Shirley S. Briones                      Shirley S. Briones
       Treasurer                               Treasurer



WEST TEXAS UTILITIES COMPANY            CENTRAL AND SOUTH WEST
                                        SERVICES, INC.


By/s/SHIRLEY S. BRIONES                 By/s/SHIRLEY S. BRIONES
     Shirley S. Briones                      Shirley S. Briones
       Treasurer                               Treasurer